Exhibit 10.1

Law & Administration 19975 Victor Parkway Livonia, MI 48152 Tel 734.591.3000

Date:	February 6, 2009

To:	Brian Husselbee

From:	Todd Wiseley

Re:	NCH Transaction – Revised Incentive Program

As you know, the Valassis Board of Directors met in December and approved the potential sale of NCH Marketing Services, Inc. and subsidiaries (the “Business”), and the engagement of an investment banker to assist with this process. In light of this potential transaction, the Board did not approve extensions of employment agreements or the granting of stock options to NCH executives at this time. However, if Valassis withdraws this plan or is unable to find a suitable buyer, the Board agreed to consider employment agreement extensions and stock option grants for the appropriate NCH executives.

Following is the revised proposed incentive structure for Mr. Husselbee related to a potential sale of the Business. The proposed incentive structure includes a Success Fee and Severance Arrangement as outlined below:

Success Fee

The success fee will be payable by Valassis Communications, Inc. based on the criteria outlined in the table below. The success fee will only be payable to Mr. Husselbee if the Business is sold to a strategic or private equity buyer without management participation. Management participation with respect to Mr. Husselbee shall be defined as equity participation in any form by Mr. Husselbee in the purchase of the Business or material participation on behalf of the purchaser by Mr. Husselbee that is outside of the normal scope of cooperation, however, such definition shall exclude (1) the award of stock options to Mr. Husselbee, or (2) Mr. Husselbee rolling his success fee into Newco, or (3) personal investment not to exceed $750,000 by Mr. Husselbee individually or collectively with certain other specified executives (hereafter, “Management Participation”). In the event there is Management Participation by Mr. Husselbee, he will be ineligible for any success fee. Any success fee payable will be paid in cash within 30 days of the closing of the transaction. Eligibility for the success fee will be contingent on Mr. Husselbee’s good faith participation and cooperation throughout the process of selling the Business. Mr. Husselbee will be deemed to be acting in bad faith or without cooperation if there are two or more documented instances of non-cooperation during the process. Mr. Husselbee will have 24 hours to cure any claim of non-cooperation. The success fee amounts noted in the table below is based on a multiple of Mr. Husselbee’s annual base salary immediately prior to the closing.

	Consideration of
	Up to $100 million				Between $100 million and $115 million				Over $115 million
	Private Equity Buyer		Strategic Buyer		Private Equity Buyer		Strategic Buyer		Private Equity Buyer		Strategic Buyer
Husselbee, Brian	1.25	x	1.75	x	1.5	x	2.0	x	1.75	x	2.25	x

In addition to the success fee opportunities outlined above, in the event the Business is sold, Valassis will seek approval of the Compensation/Stock Option Committee to accelerate the vesting of options and restricted stock for Mr. Husselbee. Furthermore, the company will use its best efforts to allow Mr. Husselbee to participate in any equity plan programs that impact his stock options/restricted stock per the terms of any such program.

Severance Arrangement

In addition to the success fee outlined above, Mr. Husselbee will be eligible for the severance payment as indicated in the event that either (1) any existing employment contract with Mr. Husselbee is not renewed by the buyer contemporaneously with the closing or immediately post-close, or (2) Mr. Husselbee is not otherwise offered an employment or severance arrangement by the buyer within twelve months post-closing, or (3) any existing severance obligation of the Business is not honored by the buyer; and Mr. Husselbee is actually terminated within twelve months of the closing other than “for cause”. The severance amount below is the only severance that Mr. Husselbee will be eligible to receive in the circumstances outlined above and such amount will not be additive to any other severance benefits received in any form or from any party.

The severance payment noted below is based on the indicated multiple of Mr. Husselbee’s annual base salary immediately prior to the closing. Any severance amount payable will be paid in a lump sum in cash within 30 days of the triggering event. Eligibility for any severance payment will be contingent on Mr. Husselbee’s good faith participation and cooperation throughout the process of selling the Business. Mr. Husselbee will be deemed to be acting in bad faith or without cooperation if there are two or more documented instances of non-cooperation during the process. Mr. Husselbee will have 24 hours to cure any claim of non-cooperation.

Severance Payment
Husselbee, Brian	1.0	x

In addition to the severance payment noted above, Valassis will offer COBRA benefit continuation at Valassis’s expense for a time period commensurate with the severance period outlined above for Mr. Husselbee.

Miscellaneous

With respect to other requests by management of the Business:

•	Valassis will not pay for legal fees for Mr. Husselbee associated with assessing this proposal or otherwise associated with the potential sale of the Business

•	Valassis will not pay for outplacement services for Mr. Husselbee.

European Subsidiaries

In the event that only the European subsidiaries of the Business are sold, the Success Fee and Severance Arrangement structures shall be as follows.

The success fee will only be payable to Mr. Husselbee if the Business is sold without Management Participation. In the event there is Management Participation by Mr. Husselbee, he will be ineligible for any success fee.

Any success fee payable will be paid in cash within 30 days of the closing of the transaction. Eligibility for the success fee will be contingent on Mr. Husselbee’s good faith participation and cooperation throughout the process of selling the Business. Mr. Husselbee will be deemed to be acting in bad faith or without cooperation if there are two or more documented instances of non-cooperation during the process. Mr. Husselbee will have 24 hours to cure any claim of non-cooperation.

Success Fee
Husselbee, Brian	$125,000

In addition to the success fee outlined above, Mr. Husselbee will be eligible for the severance payments as indicated in the event that either (1) any existing employment contract with Mr. Husselbee is not renewed by the buyer contemporaneously with the closing or immediately post-close, or (2) Mr. Husselbee is not otherwise offered an employment or severance arrangement by the buyer within twelve months post-closing, or (3) any existing severance obligation of the Business is not honored by the buyer; and Mr. Husselbee is actually terminated within twelve months of the closing other than “for cause”. The severance amount is the only severance that Mr. Husselbee will be eligible to receive in the circumstances outlined above and such amount will not be additive to any other severance benefits received in any form or from any party.

The severance payment noted below is based on the indicated multiple of Mr. Husselbee’s annual base salary immediately prior to the closing. Any severance amount payable will be paid in a lump sum in cash within 30 days of the triggering event. Eligibility for any severance payment will be contingent on Mr. Husselbee’s good faith participation and cooperation throughout the process of selling the Business. Mr. Husselbee will be deemed to be acting in bad faith or without cooperation if there are two or more documented instances of non-cooperation during the process. Mr. Husselbee will have 24 hours to cure any claim of non-cooperation.

Severance Payment
Husselbee, Brian	1.0	x